Exhibit 99.1

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION REPORTS INCREASED SALES AND EARNINGS FOR FISCAL 2010

MINNEAPOLIS, Minn. (November 22, 2010) — Northern Technologies International Corporation (NASDAQ: NTIC) today reported its financial results for the year ended August 31, 2010.

•                  NTIC’s consolidated net sales increased 67.8% to $14,386,764 during fiscal 2010 compared to $8,575,308 during fiscal 2009.

•                  NTIC’s consolidated net sales for fiscal 2010 included $1,925,819 of sales made by NTIC’s joint venture in Brazil, of those sales, $774,928 in sales were made to the oil and gas industry sector in Brazil.  NTIC has consolidated the financial results of Zerust Brazil in NTIC’s consolidated financial statements for fiscal 2010 and will continue to do so going forward.

•                  Net income was $2,607,927, or $0.61 per diluted common share, for fiscal 2010.

NTIC’s consolidated net sales increased 67.8% during fiscal 2010 compared to fiscal 2009.  This increase was primarily a result of increased sales of ZERUST® rust and corrosion inhibiting packaging products and services and sales to NTIC’s joint ventures and the consolidation of Zerust Brazil on NTIC’s consolidated financial statements.  During fiscal 2010, 96.0% of NTIC’s consolidated net sales were derived from sales of ZERUST® products and services, which increased 72.4% to $13,814,101 during fiscal 2010 compared to $8,013,196 during fiscal 2009 due to increased demand primarily as a result of the economic recovery, to some extent, of the domestic manufacturing sector, the addition of new customers and the consolidation of Zerust Brazil.

NTIC experienced a significant increase in sales orders from existing customers during the second, third and fourth quarters of fiscal 2010 compared to the same periods in fiscal 2009.  NTIC has focused its sales efforts of ZERUST® products and services by strategically targeting customers with specific corrosion issues in new market areas, including the oil and gas industry and other industrial sectors that offer sizable growth opportunities.

“We continue to make solid progress in developing the international market for the Company’s corrosion protection technologies and services targeted at the Oil & Gas sector”, said G. Patrick Lynch, President and Chief Executive Officer of NTIC. “In the last twelve months we have received strong endorsements regarding the technical efficacy of our Flange Saver™ products from both Petróleo Brasileiro S.A. — “Petrobras” (NYSE: PBR) in Brazil as well as Petróleos Mexicanos “PEMEX” in Mexico.  We have also commenced extensive technical field trials in the United States with some of the largest off-shore rig operators in the world, as well as at both Russian and Singaporean client sites.”

During fiscal 2010, $572,663, or 4.0%, of NTIC’s consolidated net sales were derived from sales of Natur-Tec® products compared to 6.3% during fiscal 2009.  Net sales of Natur-Tec® products increased 6.3% during fiscal 2010 compared to fiscal 2009.  This increase was due to the addition of new Natur-Tec® distributors on the West Coast of the United States partially offset by several large stocking orders of Natur-Tec® products that occurred early in fiscal 2009 that were not repeat orders.  NTIC is continuing to fortify and expand its West Coast distribution network in California, while expanding its industrial distribution reach to geographical “green” hotspots such as Oregon, Washington, Minnesota and New England.  Additionally, NTIC is targeting key national and regional retailers utilizing independent sales agents.

Cost of goods sold as a percentage of net sales decreased to 65.2% during fiscal 2010 compared to 65.5% during fiscal 2009 primarily as a result slightly improved margins resulting from fixed costs spread over increased net sales partially offset by a $360,577 write-down of Natur-Tec® inventory to its market value during fourth quarter of fiscal 2010.

NTIC participates in 27 active joint venture arrangements in North America, South America, Europe, Asia and the Middle East.  NTIC only consolidates the proportional equity results of its joint ventures. NTIC’s equity in income of joint ventures increased 967.2% to $3,919,084 during fiscal 2010 compared to $367,238 during fiscal 2009.  NTIC recognized a 38.8% increase in fees for services provided to joint ventures during fiscal 2010 compared to fiscal 2009.  Both of these increases were primarily a result of a 37.3% increase in total net sales of NTIC’s joint ventures during fiscal 2010 compared to fiscal 2009.  Total sales of NTIC’s joint ventures increased 37.3% during fiscal 2010 to $84,973,646 compared to $61,895,133 in fiscal 2009.  This increase in total net sales of NTIC’s unconsolidated joint ventures was primarily a result of the economic recovery, to some extent, of the international manufacturing sector that the NTIC joint venture network serves.

Net income was $2,607,927, or $0.61 per diluted common share, for fiscal 2010 compared to a net loss of $(3,344,976), or $(0.89) per diluted common share, for fiscal 2009.  NTIC’s working capital was $5,918,923 at August 31, 2010, including $1,776,162 in cash and cash equivalents.

G. Patrick Lynch, President and Chief Executive Officer of NTIC said, “Globally, several of our joint ventures recorded record sales in the third and fourth quarters of fiscal 2010 for our Zerust® corrosion inhibiting packaging products. With the introduction of several new ZERUST® products over the past few months, we anticipate that this trend will continue and broaden during fiscal 2011.”

“At the height of the recession” Lynch continued, “many enterprises suspended or slowed their ‘Green Sustainability’ initiatives. Now that the economic recovery is picking up pace, however, we are seeing a steady increase in orders for our Natur-Tec® products from our growing industrial distribution base.”

Outlook

For the fiscal year ending August 31, 2011, NTIC expects its net sales to range between $18.0 million and $19.5 million, inclusive of sales made by NTIC’s joint venture in Brazil, and to earn net income of between $3.6 million to $3.8 million, or between $0.84 and $0.88 per diluted share.

Webcast

NTIC will host a webcast tomorrow morning, November 23, 2010, beginning at 8:00 a.m. Central Standard Time, to review its results of operations for fiscal 2010 and future outlook, followed by a question and answer session.

The live audio webcast will be available to interested parties at http://ir.ntic.com/events.cfm, where it will be archived and accessible for approximately one year.

Financial Results

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED AUGUST 31, 2010 AND 2009

	2010	2009
NET SALES:
Net sales, excluding joint ventures	$12,190,171	$7,428,499
Net sales, to joint ventures	2,196,593	1,146,809
NET SALES	14,386,764	8,575,308

Cost of goods sold	9,384,866	5,620,668
Gross profit	5,001,898	2,954,640

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	3,919,084	367,238
Fees for services provided to joint ventures	4,690,450	3,378,193
	8,609,534	3,745,431

OPERATING EXPENSES:
Selling expenses	3,059,207	2,439,321
General and administrative expenses	3,923,103	2,804,257
Expenses incurred in support of joint ventures	875,869	1,427,616
Research and development expenses	3,333,683	3,024,205
Loss on impairment	—	554,000
	11,191,862	10,249,399

OPERATING INCOME (LOSS)	2,419,570	(3,549,328)

INTEREST INCOME	30,939	6,340
INTEREST EXPENSE	(97,676)	(132,411)
OTHER INCOME	25,094	28,423

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	2,377,927	(3,646,976)

INCOME TAX BENEFIT	(230,000)	(302,000)

NET INCOME (LOSS)	2,607,927	(3,344,976)

NET INCOME ATTRIBUTABLE TO NON CONTROLLING INTEREST	24,171	—

NET INCOME (LOSS) ATTRIBUTABLE TO NTIC	$2,583,756	$(3,344,976)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.61	$(0.89)
Diluted	$0.61	$(0.89)

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,223,605	3,749,012
Diluted	4,269,350	3,749,012

QUARTERLY INFORMATION (UNAUDITED)

	Fiscal Quarter Ended
	November 30	February 28	May 31	August 31*
Fiscal year 2010:
Net sales	$2,711,402	$2,876,478	$3,237,198	5,561,686
Gross profit	953,906	1,035,831	1,064,296	1,947,865
Income before income taxes	420,705	252,641	841,968	862,613
Income taxes	(15,000)	(94,000)	(110,000)	(11,000)
Net income	435,705	346,641	951,968	873,613

Net income per share:
Basic	$0.11	$0.08	$0.22	$0.20
Diluted	$0.11	$0.08	$0.22	$0.20

Weighted average common shares assumed outstanding:
Basic	4,149,096	4,194,887	4,213,465	4,223,605
Diluted	4,163,441	4,225,907	4,242,735	4,231,589

* During the fourth quarter of fiscal 2010, the Company decided to consolidate the financial results of Zerust Brazil for the fiscal year ended August 31, 2010. As a result, all revenues and expenses of Zerust Brazil for the fiscal year ended August 31, 2010 are included in the fourth quarter.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of joint ventures, independent distributors and agents.  NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion prevention issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. In addition, NTIC markets proprietary bio-plastic technologies under the Natur-Tec® brand.  Finally, NTIC’s Polymer Energy® joint venture manufactures and sells advance waste plastic to fuel conversion machines.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC’s expectations regarding the future performance of its new businesses and other statements that can be identified by words such as “expect,” “intend,” “continue,” “anticipate,” “estimate,” “potential,” “will,” “would,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC’s dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; increased competition; the success of NTIC’s new businesses; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others, the ability of NTIC’s lender to declare outstanding indebtedness immediately due and payable and current and potential litigation. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.